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Exhibit 21

1  National Enquirer, Inc.

2  Globe Editorial, Inc.

3  Star Editorial, Inc.

4  National Examiner, Inc.

5  Mira, Inc.

6  AM Auto World Weekly, Inc.

7  American Media Consumer Entertainment, Inc.

8  Country Music Media Group, Inc.

9  American Media Mini Mags, Inc.

10 Distribution Services, Inc.

11 NDSI, Inc.